EXHIBIT 8.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

The following table sets out details of the Company’s significant subsidiaries:

Name of company	Country of Incorporation	Ownership Percentage
Taptica Inc.	USA	100%
Tremor Video Inc.	USA	100%
Adinnovation Inc.	Japan	100%
Taptica UK	United Kingdom	100%
Unruly Group US Holding Inc.	USA	100%
YuMe Inc. *	USA	100%
Perk.com US Inc *	USA	100%
R1Demand LLC *	USA	100%
Unruly Group LLC	USA	100%
Unruly Holdings Ltd.*	UK	100%
Unruly Group Ltd.	UK	100%
Unruly Media GmbH	Germany	100%
Unruly Media Pte Ltd.*	Singapore	100%
Unruly Media Pty Ltd.	Australia	100%
Unruly Media KK	Japan	100%
SpearAd GmbH	Germany	100%
Unmedia Video Distribution Sdn Bhd	Malaysia	100%

*	Under these companies, there are twenty-nine (29) wholly owned subsidiaries that are inactive and/or in liquidation process.